Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 2, 2023, except for Note 2, Note 6, and Note 8 as to which the date is December 20, 2023, with respect to the consolidated financial statements of Semidux (Cayman) Holding Limited, as of and for the years ended March 31, 2023 and 2022 in this Registration Statement on Form F-1 and the related Prospectus of Semidux (Cayman) Holding Limited filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

January 26, 2024